Assured Guaranty Ltd. Reports Results for Fourth Quarter 2025 and Full Year 2025

Fourth Quarter 2025
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $119 million, or $2.53 per share(1), for fourth quarter 2025. Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $125.32 as of December 31, 2025.
•Non-GAAP Highlights: Adjusted operating income(2) was $109 million, or $2.32 per share, for fourth quarter 2025. Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $126.78 and $186.43, respectively, as of December 31, 2025.
•New Business: Gross written premiums (GWP) were $61 million for fourth quarter 2025. Present value of new business production (PVP)(2) was $92 million for fourth quarter 2025.
•Return of Capital to Shareholders: Fourth quarter 2025 capital returned to shareholders was $147 million, consisting of the repurchase of 1.5 million shares for $131 million, and dividends of $16 million.

Full Year (FY) 2025
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $503 million, or $10.26 per share, for FY 2025.
•Non-GAAP Highlights: Adjusted operating income was $445 million, or $9.08 per share, for FY 2025.
•New Business: GWP were $256 million and PVP was $286 million for FY 2025.
•Return of Capital to Shareholders: FY 2025 capital returned to shareholders was $569 million, consisting of the repurchase of 5.8 million shares for $500 million, and dividends of $69 million.

Hamilton, Bermuda, February 26, 2026 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2025 (fourth quarter 2025) and the year ended December 31, 2025 (FY 2025).

“At year end 2025, Assured Guaranty again reached record highs in our key shareholder value metrics,” said Dominic Frederico, President and CEO. “Year-over-year, shareholders’ equity per share rose 15% to $125.32, adjusted operating shareholders’ equity per share rose over 10% to $126.78, and adjusted book value per share increased 10% to $186.43.

“In 2025, Assured Guaranty earned net income per share of $10.26, 49% higher than in 2024, and adjusted operating income per share grew to $9.08, a 28% year-over-year increase, as we continued to create significant future earnings from financial guaranty originations in U.S. public finance, non-U.S. infrastructure finance and global structured finance.

“We led the U.S. municipal bond insurance market in 2025 with 58.5% of new issue insured par sold, and in the secondary market we saw strong results insuring $2.0 billion of par, which is almost three-and-a-half times the amount we insured in 2024. In looking toward par and PVP production in 2026, we have a robust transaction pipeline and are expecting strong results from each of our three financial guaranty product lines.

“In our capital management program, we repurchased 11.5% of the common shares that were outstanding on December 31, 2024, and met our 2025 target of $500 million in common share repurchases.

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

“Additionally, on January 21, 2026, we entered the annuity reinsurance market by acquiring a life and annuity reinsurance company, which we renamed Assured Life Re. This furthers our strategic objective to diversify our revenue sources in support of our future growth.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP (1)
Net income (loss) attributable to AGL	$119	$18	$503	$376
Net income (loss) attributable to AGL per diluted share	$2.53	$0.35	$10.26	$6.87
Weighted average diluted shares	46.6	51.9	48.7	54.3
Non-GAAP (2)
Adjusted operating income (loss)	$109	$66	$445	$389
Adjusted operating income per diluted share	$2.32	$1.27	$9.08	$7.10
Weighted average diluted shares	46.6	51.9	48.7	54.3
Components of total adjusted operating income (loss)
Insurance segment	$119	$98	$508	$525
Asset Management segment	1	—	20	5
Corporate division	(16)	(34)	(89)	(135)
Other	5	2	6	(6)
Adjusted operating income (loss)	$109	$66	$445	$389

	As of
	December 31, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,663	$125.32	$5,495	$108.80
Adjusted operating shareholders’ equity (2)	5,729	126.78	5,795	114.75
ABV (2)	8,424	186.43	8,592	170.12

Common Shares Outstanding	45.2		50.5
________________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

On a per share basis, shareholders’ equity attributable to AGL increased to $125.32 as of December 31, 2025 from $108.80 as of December 31, 2024 primarily due to net income, unrealized gains on the investment portfolio and share repurchases, partially offset by dividends. On a per share basis, ABV increased to $186.43 as of December 31, 2025 from $170.12 as of December 31, 2024, primarily due to adjusted operating income, new business production and share repurchases, partially offset by dividends.

Fourth Quarter 2025

Net income attributable to AGL in fourth quarter 2025 increased compared with the three-month period ended December 31, 2024 (fourth quarter 2024), primarily due to a $73 million increase in pre-tax foreign exchange remeasurement and a pre-tax gain of $23 million recognized in connection with the sale of a commercially leased building that was part of a loss mitigation strategy for a troubled insured exposure.

Insurance Segment

The Insurance segment primarily consists of (i) the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, excluding the effect of variable interest entity (VIE) consolidations, and (ii) Assured Guaranty Inc.’s (AG) investment subsidiary, AG Asset Strategies LLC.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended December 31,
	2025			2024
	GWP	PVP (1)	Gross Par Written (2)	GWP	PVP (1)	Gross Par Written (2)

Public finance - U.S.	$55	$54	$6,467	$77	$77	$8,419
Public finance - non-U.S.	(3)	18	670	102	23	436
Structured finance - U.S.	(1)	10	335	1	1	231
Structured finance - non-U.S.	10	10	905	6	20	2,140
Total	$61	$92	$8,377	$186	$121	$11,226
________________________________________________
(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP is based on “close date,” when the transaction settles. PVP was discounted at 5.0% in both fourth quarter 2025 and fourth quarter 2024.
(2)    Gross Par Written is based on “close date,” when the transaction settles.

U.S. public finance GWP and PVP include transactions closed in both the primary and secondary markets. Fourth quarter 2025 secondary market GWP and PVP each increased to $12 million from $3 million in fourth quarter 2024. The Company’s par written in the secondary market represented 8.3% of U.S. public finance par written in fourth quarter 2025, compared with 2.7% in fourth quarter 2024. U.S public finance GWP and PVP in the primary market were higher in fourth quarter 2024 compared with fourth quarter 2025 primarily due to one large transportation revenue transaction written in fourth quarter 2024.

GWP for non-U.S. public finance in fourth quarter 2025 were negative primarily due to the early repayment of several United Kingdom (U.K.) sub-sovereign credits. GWP for non-U.S. public finance in fourth quarter 2024 included a change in the present value of future premiums on a large existing transaction, which was not a result of new business production and therefore excluded from PVP. In fourth quarter 2025, non-U.S. public finance GWP and PVP consisted of guaranties of infrastructure finance, debt service reserve guarantees and extensions, and two secondary bank transactions.
Global structured finance GWP and PVP in fourth quarter 2025 primarily consisted of insurance securitizations, fund finance facilities and consumer receivable transactions.

Business activity in the non-U.S. public finance and structured finance markets often has long lead times and therefore may vary from period to period.

Insurance Segment Adjusted Operating Income

Insurance segment adjusted operating income increased to $119 million in fourth quarter 2025 from $98 million in fourth quarter 2024, primarily due to a gain of $23 million recognized in connection with the sale of a commercially leased building that was part of a loss mitigation strategy for a troubled insured exposure, and lower losses and loss adjustment expense (LAE) in fourth quarter 2025.

Insurance Segment Results
(in millions)

	Quarter Ended
	December 31,
	2025	2024
Segment revenues
Net earned premiums and credit derivative revenues	$110	$107
Net investment income	89	93
Fair value gains (losses) on trading securities	2	—
Foreign exchange gains (losses) on remeasurement and other income (loss)	25	(1)
Total segment revenues	226	199

Segment expenses
Loss expense (benefit)	19	31
Amortization of deferred acquisition costs (DAC)	6	6
Employee compensation and benefit expenses	42	42
Other operating expenses	34	27
Total segment expenses	101	106
Equity in earnings (losses) of investees	15	19
Segment adjusted operating income (loss) before income taxes	140	112
Less: Provision (benefit) for income taxes	21	14
Segment adjusted operating income (loss)	$119	$98

The components of the Insurance segment’s premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2025	2024
Scheduled net earned premiums and credit derivative revenues	$94	$90
Accelerations	16	17
Total	$110	$107

The increase in scheduled net earned premiums and credit derivative revenues in fourth quarter 2025 was primarily due to earnings on large transactions and supplemental premiums written in 2024.

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and deferred premium revenue. The difference between loss expense and economic development in a given period represents the amount of deferred premium revenue absorbing expected losses to be paid.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	December 31,
	2025	2024
Public finance	$18	$32
U.S. residential mortgage-backed securities (RMBS)	—	(2)
Other structured finance	1	1
Total	$19	$31

The table below presents the roll forward of net expected losses for fourth quarter 2025.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2025	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2025

Public finance	$103	$10	$(18)	$95
U.S. RMBS	(59)	(3)	8	(54)
Other structured finance	60	1	(1)	60
Total	$104	$8	$(11)	$101
________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

Net economic loss development was $8 million in fourth quarter 2025, mainly attributable to certain U.K. student accommodation transactions and Puerto Rico Electric Power Authority (PREPA), partially offset by a benefit related to certain U.K. regulated utility exposures.

Insurance Segment Income from the Investment Portfolio

Insurance Segment
Income from the Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2025	2024
Net investment income	$89	$93
Fair value gains (losses) on trading securities	2	—
Equity in earnings (losses) of investees (1)	15	19
Total	$106	$112
________________________________________________
(1)    Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point Capital Management, LP and certain of its investment management subsidiaries (Sound Point) and Assured Healthcare Partners, LLC. Investments in funds are reported on a one-quarter lag. AG transferred to Assured Guaranty Municipal Holdings Inc. (AGMH) certain alternative investments as part of stock redemptions in 2025 and 2024. AG results are reported in the Insurance segment and AGMH results are reported in the Corporate division.

Net investment income represents interest income on available-for-sale fixed-maturity securities and short-term investments, which had an overall pre-tax book yield of 4.76% as of December 31, 2025 and 4.57% as of December 31, 2024. The decrease in net investment income in fourth quarter 2025 compared with fourth quarter 2024 is primarily due to lower short-term interest rates and lower average short-term investment balances.

Equity in earnings (losses) of investees was $15 million in fourth quarter 2025 compared with $19 million in fourth quarter 2024. Equity in earnings (losses) of investees may be more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments, due to mark-to-market changes associated with certain alternative investments.

As of December 31, 2025, the Company had $1.0 billion in alternative investments across a variety of asset classes: $838 million in the Insurance segment consisting primarily of collateralized loan obligation (CLO) equity tranches in the available-for-sale fixed-maturity securities portfolio and investments in funds focused on asset classes such as private healthcare and asset-based/specialty finance, as well as alternative investments in the Corporate division consisting primarily of legacy investments. The inception-to-date annualized internal rate of return for all alternative investments across the Insurance segment and Corporate division was 13% as of December 31, 2025.

Asset Management Segment

Asset management adjusted operating income was $1 million in fourth quarter 2025. It includes the Company’s ownership interest in Sound Point and the related amortization of intangible assets, as well as certain ongoing net performance fees. Sound Point’s results are reported on a one-quarter lag and are included in “equity in earnings (losses) of investees.”

Corporate Division

Corporate Division Results
(in millions)

	Quarter Ended
	December 31,
	2025	2024
Revenues	$3	$4
Expenses
Interest expense	24	26
Employee compensation and benefit expenses	7	7
Other operating expenses	9	8
Total expenses	40	41
Equity in earnings (losses) of investees	20	5
Adjusted operating income (loss) before income taxes	(17)	(32)
Less: Provision (benefit) for income taxes	(1)	2
Adjusted operating income (loss)	$(16)	$(34)

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and AGMH, equity in earnings (losses) of investees related to certain alternative investments that AG transferred to AGMH as part of stock redemptions in the third quarter of 2025 and the third quarter of 2024, as well as expenses attributed to the holding companies’ activities. Equity in earnings (losses) of investees increased to $20 million in fourth quarter 2025 compared with $5 million in fourth quarter 2024, primarily due to the higher fair value gains on certain alternative investments.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	December 31,
	2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$119	$2.53	$18	$0.35
Less pre-tax adjustments:
Realized gains (losses) on investments	(8)	(0.18)	7	0.13
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	8	0.18	3	0.05
Fair value gains (losses) on committed capital securities (CCS)	11	0.22	2	0.03
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	3	0.06	(68)	(1.29)
Total pre-tax adjustments	14	0.28	(56)	(1.08)
Less tax effect on pre-tax adjustments	(4)	(0.07)	8	0.16
Adjusted operating income (loss)	$109	$2.32	$66	$1.27

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income (1)	$5	$0.12	$2	$0.04
________________________________________
(1)    The effect of consolidating financial guaranty (FG) VIEs and consolidated investment vehicles (CIVs).

Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and is not expected to result in an economic gain or loss.

Foreign exchange gains (losses) primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Full Year 2025

Net income attributable to AGL in FY 2025 increased to $503 million from $376 million in FY 2024, primarily due to foreign exchange remeasurement gains of $96 million in 2025 compared with losses of $27 million in 2024, a gain related to the resolution of the Lehman Brothers International (Europe) (in administration) (LBIE) litigation of $103 million in 2025, a gain of $23 million recognized in connection with the sale in 2025 of a commercially leased building that was part of a loss mitigation strategy for a troubled insured exposure, and a $40 million increase in equity in earnings of investees. These increases were offset in part by a $66 million increase in public finance loss and LAE primarily attributable to higher reserves for PREPA and certain U.K. regulated utility exposures, $49 million in net realized investment losses and $39 million in lower fair value gains on trading securities.

Adjusted operating income in FY 2025 was $445 million, compared with $389 million in FY 2024. The increase was primarily due to the gain related to the resolution of the LBIE litigation in 2025, a $40 million increase in equity in earnings of investees and a gain of $23 million recognized in connection with the sale of a commercially leased building that was part of a loss mitigation strategy for a troubled insured exposure, offset in part by a higher loss expense in public finance sectors, lower fair value gains on the trading portfolio and lower earned premiums on refundings of financial guaranty insurance contracts in 2025.

Insurance Segment
New Business Production
(in millions)

	Year Ended December 31,
	2025			2024
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$230	$206	$27,448	$259	$270	$23,758
Public finance - non-U.S.	(9)	37	1,385	136	67	2,673
Structured finance - U.S.	7	13	503	20	25	1,476
Structured finance - non-U.S.	28	30	3,580	25	40	3,922
Total	$256	$286	$32,916	$440	$402	$31,829
________________________________________________
(1)    PVP was discounted at 5.0% in both 2025 and 2024.

U.S. public finance GWP and PVP include transactions closed in both the primary and secondary markets. Secondary market GWP and PVP each increased to $44 million in FY 2025 from $8 million in FY 2024. The Company’s par written in the secondary market represented 7.3% of U.S. public finance par written in FY 2025, compared with 2.5% in FY 2024.

U.S. public finance GWP and PVP in the primary market were higher in FY 2024 primarily due to a large transportation revenue transaction that was written in 2024. U.S. public finance GWP and PVP in FY 2025 included transportation revenue and infrastructure transactions. The Company’s primary par written represented 58% of the total U.S. primary municipal market insured par sold in both FY 2025 and in FY 2024, and the Company’s penetration of all municipal issuance was 4.4% in FY 2025 compared with 4.8% in FY 2024.

GWP for non-U.S. public finance in FY 2025 were negative primarily due to the early repayment of several U.K. sub-sovereign credits. GWP for non-U.S. public finance in FY 2024 included a change in the present value of future premiums on a large existing transaction, which was not a result of new business production and therefore excluded from PVP. Non-U.S. public finance PVP in FY 2025 was lower than PVP in FY 2024, primarily due to a lower volume of large transactions in 2025. Non-U.S. public finance PVP in FY 2025 included several primary infrastructure finance transactions in the European Union and secondary transactions in the U.K.

Global structured finance GWP and PVP in FY 2025 were primarily attributable to fund finance facilities, insurance securitizations, the upsize of a transaction providing protection on a core lending portfolio for an Australian bank, and consumer receivable transactions.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Year Ended
	December 31,
	2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$503	$10.26	$376	$6.87
Less pre-tax adjustments:
Realized gains (losses) on investments	(40)	(0.82)	9	0.16
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	6	0.12	14	0.27
Fair value gains (losses) on CCS	20	0.40	(10)	(0.19)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	85	1.74	(26)	(0.47)
Total pre-tax adjustments	71	1.44	(13)	(0.23)
Less tax effect on pre-tax adjustments	(13)	(0.26)	—	—
Adjusted operating income (loss)	$445	$9.08	$389	$7.10

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$6	$0.13	$(6)	$(0.12)

Realized losses on investments in FY 2025 were primarily due to $29 million of credit losses associated with CLO equity tranches and loss mitigation securities and $14 million losses related to the sale of investments.

Non-credit impairment-related unrealized fair value gains on credit derivatives in FY 2025 were primarily due to generally lower collateral asset spreads. Non-credit impairment-related unrealized fair value gains on credit derivatives in FY 2024 were generated primarily due to the termination of certain structured finance policies and generally lower collateral asset spreads.

Fair value gains on CCS in FY 2025 were primarily due to changes in the rate environment and market view on liquidity of floating rate instruments. Fair value losses on CCS in FY 2024 were primarily due to a tightening in market spreads. Fair value gains (losses) of CCS are heavily affected by, and in part fluctuate with, changes in market spreads and interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains (losses) in FY 2025 and FY 2024 primarily relate to remeasurement of long-dated premiums receivable, for which the Company records the present value of future installment premiums. Foreign exchange gains and losses are mainly due to changes in the exchange rate of the pound sterling and, to a lesser extent, the euro relative to the U.S. dollar.

Common Share Repurchases

On November 5, 2025, the Board of Directors authorized the repurchase of an additional $100 million of the Company’s common shares. From the beginning of the repurchase program in 2013 through February 25, 2026, the Company has repurchased a total of 157 million common shares for $5.9 billion, representing 81% of the total shares outstanding as of January 1, 2013. As of February 25, 2026, the Company was authorized to purchase $204 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount (1)	Number of Shares	Average Price Per Share (1)

2025 (January 1 - March 31)	$120	1.34	$89.72
2025 (April 1 - June 30)	131	1.54	85.03
2025 (July 1 - September 30)	118	1.42	83.06
2025 (October 1 - December 31)	131	1.52	86.16
Total 2025	$500	5.82	85.92

2026 (January 1 - February 25)	$47	0.55	$86.66
________________________________________________
(1)    Excludes commissions.

The Company’s share repurchase program may be modified, extended or terminated by the Company’s Board of Directors at any time and does not have an expiration date. The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Net earned premiums	$106	$103	$380	$403
Net investment income	89	93	359	340
Net realized investment gains (losses)	(8)	7	(40)	9
Fair value gains (losses) on credit derivatives	11	5	121	24
Fair value gains (losses) on CCS	11	2	20	(10)
Fair value gains (losses) on FG VIEs	—	—	6	(11)
Fair value gains (losses) on CIVs	39	15	79	69
Foreign exchange gains (losses) on remeasurement	3	(70)	96	(27)
Fair value gains (losses) on trading securities	2	—	13	52
Other income (loss)	24	1	76	23
Total revenues	277	156	1,110	872
Expenses
Loss and LAE (benefit)	18	28	56	(26)
Interest expense	22	23	89	91
Amortization of DAC	6	6	22	20
Employee compensation and benefit expenses	49	49	209	202
Other operating expenses	43	35	174	159
Total expenses	138	141	550	446
Income (loss) before income taxes and equity in earnings (losses) of investees	139	15	560	426
Equity in earnings (losses) of investees	26	15	102	62
Income (loss) before income taxes	165	30	662	488
Less: Provision (benefit) for income taxes	27	8	119	96
Net income (loss)	138	22	543	392
Less: Noncontrolling interest	19	4	40	16
Net income (loss) attributable to AGL	$119	$18	$503	$376

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2025	December 31, 2024
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value	$6,369	$6,369
Fixed-maturity securities, trading, at fair value	124	147
Short-term investments, at fair value	903	1,221
Other invested assets	1,091	926
Total investments	8,487	8,663
Cash	388	121
Premiums receivable, net of commissions payable	1,572	1,551
DAC	192	176
Salvage and subrogation recoverable	449	396
FG VIEs’ assets	212	147
Assets of CIVs	175	101
Other assets	701	746
Total assets	$12,176	$11,901

Liabilities
Unearned premium reserve	$3,625	$3,719
Loss and LAE reserve	309	268
Long-term debt	1,704	1,699
FG VIEs’ liabilities	198	164
Other liabilities	551	498
Total liabilities	6,387	6,348

Shareholders’ equity
Common shares	—	1
Retained earnings	5,830	5,878
Accumulated other comprehensive income (loss)	(168)	(385)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,663	5,495
Non-redeemable noncontrolling interest	126	58
Total shareholders’ equity	5,789	5,553
Total liabilities and shareholders’ equity	$12,176	$11,901

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

The Company’s management and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (i) adjusted operating income per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating income per share); (ii) adjusted operating shareholders’ equity per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating shareholders’ equity per share); (iii) ABV per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core ABV per share); (iv) core operating return on equity, which is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period; and (v) PVP.

The Company’s management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or ABV, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

The Company’s management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments that are recognized in net income (loss) attributable to AGL, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income (loss) attributable to AGL, which is the amount of fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income (loss) attributable to AGL. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income (loss) attributable to AGL. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Adjusted operating income per share is calculated by dividing adjusted operating income by the weighted average diluted shares. The method for calculating weighted average diluted shares is in accordance with GAAP. See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and ABV

The Company’s management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss. The Company’s management uses ABV, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. The Company’s management believes that ABV is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses.

Adjusted operating shareholders’ equity per share and ABV per share, each further adjusted for FG VIE and CIV consolidation (core operating shareholders’ equity per share and core ABV per share, respectively), are two of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are reported on the consolidated balance sheet, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.
2)    Elimination of fair value gains (losses) on the Company’s CCS that are reported on the consolidated balance sheet. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not result in an economic gain or loss.

4)     The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

ABV is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed.

4)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Shares outstanding as of the end of the reporting period are used to calculate adjusted operating shareholders’ equity per share and ABV per share.

The unearned premiums and revenues included in ABV will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current ABV due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	December 31, 2025		December 31, 2024
	Total	Per Share	Total	Per Share
Shareholders’ equity attributable to AGL	$5,663	$125.32	$5,495	$108.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	55	1.21	49	0.96
Fair value gains (losses) on CCS	22	0.48	2	0.05
Unrealized gain (loss) on investment portfolio	(149)	(3.28)	(397)	(7.86)
Less taxes	6	0.13	46	0.90
Adjusted operating shareholders’ equity	5,729	126.78	5,795	114.75
Pre-tax adjustments:
Less: DAC	192	4.25	176	3.47
Plus: Net present value of estimated net future revenue	194	4.30	202	3.99
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,367	74.51	3,473	68.75
Plus taxes	(674)	(14.91)	(702)	(13.90)
ABV	$8,424	$186.43	$8,592	$170.12

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$8	$0.18	$—	$0.01
ABV	3	0.07	(6)	(0.13)

Shares outstanding at the end of the period	45.2		50.5

Net Present Value of Estimated Net Future Revenue

The Company’s management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

The Company’s management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended December 31, 2025
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$55	$(3)	$(1)	$10	$61
Less: Installment GWP and other GAAP adjustments (1)	16	(3)	(1)	10	22
Upfront GWP	39	—	—	—	39
Plus: Installment premiums and other (2)	15	18	10	10	53
PVP	$54	$18	$10	$10	$92

	Quarter Ended December 31, 2024
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$77	$102	$1	$6	$186
Less: Installment GWP and other GAAP adjustments(1)	44	101	1	6	152
Upfront GWP	33	1	—	—	34
Plus: Installment premiums and other (2)	44	22	1	20	87
PVP	$77	$23	$1	$20	$121

	Year Ended December 31, 2025
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$230	$(9)	$7	$28	$256
Less: Installment GWP and other GAAP adjustments(1)	80	(9)	6	28	105
Upfront GWP	150	—	1	—	151
Plus: Installment premiums and other (2)	56	37	12	30	135
PVP	$206	$37	$13	$30	$286

	Year Ended December 31, 2024
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$259	$136	$20	$25	$440
Less: Installment GWP and other GAAP adjustments(1)	143	115	17	25	300
Upfront GWP	116	21	3	—	140
Plus: Installment premiums and other (2)	154	46	22	40	262
PVP	$270	$67	$25	$40	$402
________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, and GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. Includes the present value of future premiums and fees associated with other business written by the Company that, under GAAP, are accounted for under ASC 460, Guarantees.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, February 27, 2026. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-470-1428 (in the U.S.) or 1-404-975-4839 (International); the access code is 155898.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com, and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 562318.

Please refer to Assured Guaranty’s December 31, 2025 Financial Supplement, which is posted on the Company’s website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2025 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2025,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2025, and

•“Structured Finance Transactions at December 31, 2025,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, Assured Guaranty Inc.’s financial supplement and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates, and in the annuity reinsurance business through Assured Life Reinsurance Ltd. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ materially are:

(i) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates, tariff regimes or general economic conditions, including the possibility of a recession or stagflation; (ii) geopolitical risk, terrorism and political violence risk, including regional and global military conflicts, and strategic competition and trade confrontation; (iii) cybersecurity risk and the impacts of artificial intelligence, machine learning and other technological advances, including the possibility of malicious cyber attacks, dissemination of misinformation, and disruption of markets in which Assured Guaranty participates; (iv) the impact of a United States (U.S.) government shutdown and/or the possibility of payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (v) developments in the world’s financial and capital markets, including stresses in banking institutions, and the possibility that increasing participation of unregulated financial institutions in these markets results in losses or lower valuations of assets, reduced liquidity and credit and/or contraction of these markets, that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (vi) reduction in the amount or market rates of return of available insurance opportunities and/or the demand for Assured Guaranty’s insurance; (vii) the failure or ineffectiveness of any of Assured Guaranty’s risk mitigation strategies or activities, including distressed credit workouts, management of exposure limits, and hedging activities; (viii) the possibility that investments made by Assured Guaranty for its investment portfolio do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (ix) the possibility that Assured Guaranty’s strategies or strategic transactions do not result in the benefits anticipated and/or subject Assured Guaranty to negative consequences; (x) the impact of the announcement of Assured Guaranty’s strategies on Assured Guaranty and the perception of Assured Guaranty by its investors, regulators, rating agencies, and employees; (xi) risks related to the expansion into life and annuity reinsurance and the launching of Assured Life Reinsurance Ltd. (Assured Life Re); (xii) the failure of Assured Guaranty to successfully integrate acquired businesses, including Assured Guaranty’s acquisition of Warwick Company (UK) Limited; (xiii) loss of key personnel; (xiv) the possibility that longevity, mortality, lapse, withdrawal or surrender experience in Assured Guaranty’s life and annuity reinsurance business is less favorable than the rates Assured Guaranty used in pricing its reinsurance agreements; (xv) the inability to control the business, management or policies of entities in which Assured Guaranty holds a noncontrolling interest; (xvi) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities (CCS), and its consolidated variable interest entities (VIEs); (xvii) the possibility that budget or pension shortfalls, difficulties in obtaining additional financing, changes in applicable laws or regulations or other factors will result in credit losses or liquidity claims on obligations that Assured Guaranty insures or reinsures; (xviii) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures; (xix) the possibility that underwriting insurance in new jurisdictions and/or covering new sectors, lines or classes of business does not result in the benefits anticipated or subjects Assured Guaranty to negative consequences; (xx) increased competition, including from new market entrants and alternative forms of credit protection; (xxi) any rating agency action in relation to Assured Guaranty, and/or of any securities Assured Guaranty has issued, and/or of transactions that Assured Guaranty has insured; (xxii) the inability of Assured Guaranty to access capital on acceptable terms or sufficient liquidity to cover unexpected stress; (xxiii) noncompliance with, and/or changes in, applicable laws or regulations, including insurance, bankruptcy and tax laws, tariffs, or other governmental actions; (xxiv) the possibility that legal or regulatory decisions or determinations subject Assured Guaranty or obligations that it insures or reinsures to negative consequences; (xxv) difficulties or delays with the execution of Assured Guaranty’s business strategy; (xxvi) changes in applicable accounting policies or practices; (xxvii) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (xxviii) natural or man-made catastrophes; (xxix) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (xxx) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (xxxi) other risks and uncertainties that have not been identified at this time; and (xxxii) management’s response to these factors.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 26, 2026, and Assured Guaranty undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Director, Media Relations
212-408-6042
adurani@agltd.com